Exhibit 99.1

Media Contact:	Investor Contact:

JoAnna Schooler	Sujal Shah
610-712-1746 (office)	610-712-5471 (office)
908-283-4060 (cellular)	sujal@agere.com
jschooler@agere.com
AGERE SYSTEMS REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2005; APPOINTS NEW CEO
•	Richard L. Clemmer appointed as president and chief executive officer

•	Company reports quarterly GAAP profit of $0.04 per share and pro forma profit of $0.21 a share; achieves year-over-year improvements in earnings per share

•	Board of Directors authorizes repurchase of up to $200 million of common stock
FOR RELEASE: WEDNESDAY, OCTOBER 26, 2005
     ALLENTOWN, Pa. — Agere Systems (NYSE:AGR) today reported its financial results for the fourth quarter and fiscal year 2005. In a separate release, the company announced that Richard L. Clemmer, a member of its board of directors, has been appointed as its new president and chief executive officer, effective immediately, replacing John T. Dickson, who has decided to retire.
     For the quarter ended on September 30, Agere posted net income of $7 million or $0.04 per share on a GAAP basis, compared to the year-ago net loss of $127 million or $0.74 per share, and net income of $120 million or $0.66 per share in the June quarter.
     GAAP net income for the fourth quarter includes $31 million in net restructuring charges and related costs, and for the June quarter, included a $120 million benefit resulting from the reversal of a tax contingency. The fourth quarter GAAP gross margin as a percent of sales was 45 percent.
     For the full fiscal year 2005, the company posted a GAAP net loss of $8 million or $0.04 per share, compared to a net loss of $90 million or $0.52 per share for fiscal year 2004.
     On a pro forma basis, the company reported net income of $38 million or $0.21 per share in the September quarter, compared to net income of $43 million, or $0.24 per share in the June quarter, and net income of $6 million or $0.04 per share in the year-

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ago quarter. The company’s pro forma gross margin was 52 percent in the September quarter, exceeding the company’s long-term operating model.
     For the fiscal year, the company posted pro forma net income of $72 million, or $0.41 per share, compared to pro forma net income of $49 million, or $0.28 per share in fiscal 2004.
     Pro forma financial measures, which are non-GAAP measures, exclude gain or loss from the sale of, and income or loss from, discontinued operations; restructuring-related charges included in costs — primarily increased depreciation; certain other non-cash charges including equity compensation; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax adjustments; cumulative effect of accounting changes; and certain nonrecurring charges.
     The company’s revenues for the fourth quarter were $416 million, compared to $433 million in the June quarter and $439 million in the year-ago quarter. For the full fiscal year 2005, the company reported revenues of $1.68 billion, compared to $1.91 billion for fiscal year 2004.
     “The company made great strides in fiscal 2005 by improving earnings per share, pro forma gross margin and the balance sheet,” said Clemmer, president and CEO, Agere Systems. “The key challenge for 2006 is driving revenue growth. We are absolutely committed to doing what it takes over the coming months to achieve growth and enhance shareholder value.”
Authorization of Share Repurchase
     In addition, the company announced that its board of directors has authorized the repurchase of up to $200 million of its outstanding common stock. Based on Agere’s closing stock price on October 25, 2005, $200 million represents approximately 12 percent of the company’s total outstanding shares. As of September 30, Agere had cash and cash equivalents of approximately $698 million.
Outlook
     In the December quarter, the company expects to report revenues in the range of $390 million to $410 million. The company expects a GAAP net loss of $0.13 to $0.19 per share. Pro forma net income is expected to be in the range of $0.03 to $0.09 per share.
     Revenue by Operating Segment

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	Quarter Ended		Year Ended
	Sep 30,	Jun 30,	Sep 30,	Sep 30,
	2005	2005	2005	2004
Storage	$158	$146	$620	$635
Mobility	92	100	364	496
Enterprise & Networking	101	118	436	513

Consumer Enterprise Segment	351	364	1,420	1,644
Telecommunications Segment	65	69	256	268

	$416	$433	$1,676	$1,912

Each operating segment includes revenue from the licensing of intellectual property.
Product and Customer Highlights
     Recent company highlights include:
•	Selection of the Advanced PayloadPlus® APP300 series of network processors for ZTE Corporation’s DSL access platforms and for Zhone Technologies’ Multi-Access Line Concentrator product.

•	Announcement of the Vision™ X115 chipset solution providing cinema-quality video and CD-quality audio capabilities for mainstream EDGE feature phones and Smartphones. The multi-processor solution, which is expected to be in production before the end of the fourth calendar quarter of 2005, is the first product based on the Vision mobile handset architecture.

•	Introduction of the company’s first standard-product storage system-on-a-chip for portable consumer disk drives. Agere’s SC1200 will enable 12 gigabytes of storage in 1.0-inch disk drives, which are expected to hit the market in 2006.

•	Agreement with QLogic Corp. to supply ASICs and storage area networking chips for QLogic’s SANblade 2400 series of 4 gigabit-per-second Fibre Channel products.

•	Shipment of SMC Networks’ first TigerSwitch™ 1000 product based on Agere’s ET4K and Octal TruePHY™ 1081 chips. The TigerSwitch 1000 solution is SMC’s newest line of gigabit workgroup switches.
Earnings Webcast
     Agere Systems will host a conference call today at 8:30 a.m. EDT to discuss its financial results and outlook. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be

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available at the same web address. Supplemental financial information is also available on the company’s website at http://www.agere.com/webcast.
     Agere Systems is a global leader in semiconductors for storage, wireless data, and public and enterprise networks. The company’s chips and software power a broad range of computing and communications applications, from cell phones, PCs, PDAs, hard disk drives and gaming devices to the world’s most sophisticated wireless and wireline networks. Agere’s customers include top manufacturers of consumer electronics, communications and computing equipment. Agere’s products connect people to information and entertainment at home, at work and on the road — enabling the connected lifestyle.
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Agere, Agere Systems, the Agere Systems logo and PayloadPlus are registered trademarks, and TruePHY and Vision are trademarks of Agere Systems Inc.
TigerSwitch is a trademark of SMC Networks, Inc.
This release contains forward-looking statements based on information currently available to Agere. Agere’s actual results could differ materially from the results stated or implied by those forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, our reliance on major customers and suppliers, our ability to keep pace with technological change, our dependence on new product development, price and product competition, availability of manufacturing capacity, customer demand for our products and services, and general industry and market conditions. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2004, and our quarterly report on Form 10-Q for the quarter ended June 30, 2005. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Agere Systems Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in millions except per share amounts)

	Quarter Ended			Twelve Months Ended
	Sep 30	Jun 30	Sep 30	Sep 30	Sep 30
	2005	2005	2004	2005	2004
Revenue	$416	$433	$439	$1,676	$1,912
Costs	227	248	240	1,012	1,046

Gross profit — $	$189	185	199	664	866
Gross profit — %	45.4%	42.7%	45.3%	39.6%	45.3%
Operating Expenses
Selling, general and administrative	54	65	62	234	272
Research and development	111	119	118	462	496
Amortization of acquired intangible assets	1	1	2	6	7
Purchased in-process research and development	—	—	—	55	13
Restructuring and other charges — net	5	1	132	24	197
(Gain) Loss on sale of operating assets — net	(1)	(4)	(1)	(9)	(4)

Total operating expenses	170	182	313	772	981

Operating Income (Loss)	19	3	(114)	(108)	(115)
Other income (expense) — net	2	4	4	7	8
Interest expense	7	6	10	29	43

Income (Loss) before income taxes	14	1	(120)	(130)	(150)
(Benefit) Provision for income taxes	7	(119)	7	(122)	(60)

Net Income (Loss)	$7	$120	$(127)	$(8)	$(90)

Basic income (loss) per share	$0.04	$0.66	$(0.74)	$(0.04)	$(0.52)

Weighted average shares outstanding—basic (in millions)	182	181	172	178	171

Diluted income (loss) per share	$0.04	$0.65	$(0.74)	$(0.04)	$(0.52)

Weighted average shares outstanding—diluted (in millions)	182	193	172	178	171

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Unaudited Pro Forma Results of Operations
(Dollars in millions except per share amounts)

	Quarter Ended			Twelve Months Ended
	Sep 30	Jun 30	Sep 30	Sep 30	Sep 30
	2005	2005	2004	2005	2004
Revenue:
Consumer Enterprise:
Storage	$158	$146	$155	$620	$635
Mobility	92	100	100	364	496
Enterprise and Networking	101	118	120	436	513

Consumer Enterprise	351	364	375	1,420	1,644
Telecommunications	65	69	64	256	268

Total Revenue	416	433	439	1,676	1,912

Pro Forma Gross Profit — $
Consumer Enterprise	165	172	154	614	680
Telecommunications	50	51	45	189	193

Pro Forma Gross Profit — $	215	223	199	803	873

Pro Forma Gross Profit — %
Consumer Enterprise	47.0%	47.3%	41.1%	43.2%	41.4%
Telecommunications	76.9%	73.9%	70.3%	73.8%	72.0%
Pro Forma Gross Profit — %	51.7%	51.5%	45.3%	47.9%	45.7%

Operating Expenses Included in Pro Forma Results
Pro forma Selling, general and administrative	54	58	62	227	272
Research and development	111	119	118	462	496

Total Pro Forma Operating Income (Loss)	50	46	19	114	105
Other income (expense) — net	2	4	4	7	8
Interest expense	7	6	10	29	43
Pro Forma provision for income taxes	7	1	7	20	21

Pro Forma Net Income (Loss)	$38	$43	$6	$72	$49

Pro Forma Net Income (Loss) per share	$0.21	$0.24	$0.04	$0.41	$0.28

Weighted average shares outstanding—basic (in millions)	182	181	172	178	171

Weighted average shares outstanding—diluted (in millions)	182	193	172	178	171

Reconciliation of Pro Forma Gross Profit — $ to Gross Profit — $
Pro Forma Gross Profit — $	$215	$223	$199	$803	$873
Restructuring related charges, including increased depreciation	26	38	—	139	7

Gross Profit — $	$189	$185	$199	$664	$866

Reconciliation of Pro Forma Gross Profit — % to Gross Profit — %
Pro Forma Gross Profit — %	51.7%	51.5%	45.3%	47.9%	45.7%
Restructuring related charges, including increased depreciation	(6.3)%	(8.8)%	—	(8.3)%	(0.4)%

Gross Profit — %	45.4%	42.7%	45.3%	39.6%	45.3%

Reconciliation of Pro Forma Selling, general & administrative to Selling, general & administrative
Pro Forma Selling, general & administrative	$54	$58	$62	$227	$272
Expenses related to reverse stock split and loss from default on guarantee	—	7	—	7	—

Selling, general & administrative	$54	$65	$62	$234	$272

Reconciliation of Pro Forma Operating Income (Loss) to Operating Income (Loss)
Pro Forma Operating Income (Loss)	$50	$46	$19	$114	$105
Restructuring related charges, including increased depreciation	26	38	—	139	7
Amortization of acquired intangible assets	1	1	2	6	7
Purchased in-process research and development	—	—	—	55	13
Restructuring and other charges — net	5	1	132	24	197
Expenses related to reverse stock split and loss from default on guarantee	—	7	—	7	—
(Gain) loss on sale of operating assets — net	(1)	(4)	(1)	(9)	(4)

Operating Income (Loss)	$19	$3	$(114)	$(108)	$(115)

Reconciliation of Pro Forma provision for income taxes to (Benefit) provision for income taxes
Pro Forma provision for income taxes	$7	$1	$7	$20	$21
Reversal of tax contingencies	—	120	—	142	81

(Benefit) provision for income taxes	$7	$(119)	$7	$(122)	$(60)

Reconciliation of Pro Forma Net Income (Loss) to Net Income (Loss)
Pro Forma Net Income (Loss)	$38	$43	$6	$72	$49
Restructuring related charges, including increased depreciation	26	38	—	139	7
Amortization of acquired intangible assets	1	1	2	6	7
Purchased in-process research and development	—	—	—	55	13
Restructuring and other charges — net	5	1	132	24	197
Expenses related to reverse stock split and loss from default on guarantee	—	7	—	7	—
(Gain) loss on sale of operating assets — net	(1)	(4)	(1)	(9)	(4)
Reversal of tax contingencies	—	120	—	142	81

Net Income (Loss)	$7	$120	$(127)	$(8)	$(90)

Agere Systems Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Millions)

	Sep 30	Jun 30
	2005	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$698	$626
Trade receivables	251	232
Inventories	130	124
Other current assets	38	38

TOTAL CURRENT ASSETS	1,117	1,020
Property, plant and equipment — net	420	529
Goodwill	196	196
Acquired intangible assets — net	9	10
Other assets	139	141

TOTAL ASSETS	$1,881	$1,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$200	$179
Short-term debt	—	4
Other current liabilities	288	296

TOTAL CURRENT LIABILITIES	488	479
Long-term debt	372	372
Other liabilities	594	503

TOTAL LIABILITIES	1,454	1,354

STOCKHOLDERS’ EQUITY	427	542

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,881	$1,896

Agere Systems Inc.
Unaudited Net Income (Loss) Per Share Guidance

Quarter Ending
Dec 31
2005

Pro Forma Net Income (Loss) (High End of Range)	$0.09
Pro Forma Net Income (Loss) (Low End of Range)	$0.03

Less: Restructuring and other charges — net	0.17
Stock compensation expenses	0.05
Amortization of acquired intangible assets	0.01
(Gain) loss on sale of operating assets — net	(0.01)

0.22

Net Income (Loss) (High End of Range)	($0.13)
Net Income (Loss) (Low End of the Range)	($0.19)